Exhibit 99.1

  Critical Therapeutics Reports First Quarter 2005 Financial Results

    LEXINGTON, Mass.--(BUSINESS WIRE)--May 10, 2005--Critical Therapeutics, Inc. (Nasdaq:CRTX), a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases, today reported financial results for the first quarter ended March 31, 2005.
    The net loss for the first quarter of 2005 was $9.1 million, or $0.38 per common share, based on approximately 23.9 million weighted average common shares outstanding. This compares with a net loss of $7.5 million, or $6.85 per common share, for the three months ended March 31, 2004, based on approximately 1.1 million weighted average common shares outstanding. The increase in common shares outstanding resulted principally from the Company's initial public offering in May 2004 and the conversion of all outstanding preferred stock to common stock.
    As of March 31, 2005, Critical Therapeutics' cash and short-term investments totaled $67.6 million, compared with $78.8 million at December 31, 2004. Net cash used in the first quarter of 2005 was $11.2 million, in line with the Company's guidance of between $11 million and $12 million.

    Recent Highlights

    Since the end of 2004, Critical Therapeutics has:

    -- Submitted a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) for ZYFLO(R) Filmtab(R) (zileuton tablets) to provide for a new method of manufacture of the drug substance and to change manufacturing sites of the drug substance and product. ZYFLO currently is approved for the prevention and chronic treatment of asthma in patients 12 years of age and older. Critical Therapeutics plans to begin marketing ZYFLO in the United States in the fourth quarter of 2005, contingent upon regulatory approval of its sNDA.

    -- Began enrolling patients in an open-label, Phase IIIb study of ZYFLO in asthmatic patients who previously benefited from ZYFLO and require the drug to control their asthma. The study makes ZYFLO available to those patients prior to its planned commercial launch. The trial also is open to patients with the cell disorder mastocytosis, provided the patient's physician deems ZYFLO essential for treatment.

    -- Completed enrollment in a double-blind, randomized, placebo-controlled Phase II study of ZYFLO in patients with moderate to severe inflammatory acne. The study, which had planned to recruit 90 patients, enrolled 101 patients.

    -- Initiated a double-blind, placebo-controlled Phase II study of CTI-01, a small molecule compound that inhibits the synthesis of inflammatory cytokines. The trial, which is being conducted at 19 centers in the United States, is designed to determine the safety and efficacy of CTI-01 in the prevention of complications in patients undergoing major cardiac surgery involving cardiopulmonary bypass (CPB). These patients are believed to be at high risk for complications, including post-operative organ damage, as a result of an exaggerated inflammatory response to surgical trauma and the CPB machine.

    -- Presented a poster at the American Academy of Allergy, Asthma and Immunology 2005 Annual Meeting in which ZYFLO showed benefit in two patients with nasal polyps. Nasal polyposis is one of several potential ZYFLO indications being explored by Critical Therapeutics in addition to asthma.

    -- Presented preclinical research on the role of the cytokine HMGB1 (High Mobility Group Protein 1) in disease at the Keystone Symposium on Cytokines, Disease and Therapeutic Intervention in Santa Fe, New Mexico. Researchers from Critical Therapeutics and MedImmune, Inc., which are collaborating on the development of HMGB1 biologics targeting severe inflammatory disease, reported on their successful development of human HMGB1 antibodies.

    -- Signed an exclusive agreement with Beckman Coulter, Inc., licensing certain intellectual property rights to Critical Therapeutics' proprietary HMGB1 technology. Beckman Coulter intends to use the HMGB1 technology to develop an immunoassay for the detection and management of inflammatory diseases. Elevated levels of HMGB1, a pro-inflammatory cytokine, have been linked to several diseases, including rheumatoid arthritis, sepsis and septic shock.

    -- Received U.S. patent No. 6,846,842 B2, entitled, "Pyruvate Ester Composition and Method of Use for Resuscitation After Events of Ischemia and Reperfusion." The patent encompasses broad methods of use for CTI-01, and/or other related compounds, to counteract ischemia and reperfusion injury resulting from a variety of conditions.

    Financial Results for the Three Months Ended March 31, 2005 and
2004

    Revenue for the three months ended March 31, 2005 increased to approximately $1.4 million, compared with $805,000 for the three months ended March 31, 2004. First-quarter 2005 revenue resulted from the Company's collaboration with MedImmune and its license agreement with Beckman Coulter.
    Total operating expenses for the three months ended March 31, 2005 increased 49 percent to $10.8 million, compared with $7.3 million for the same period in 2004. The increase in the operating expenses was primarily due to the following:

    -- Research and development (R&D) expenses during the first quarter of 2005 increased $1.0 million, or 17 percent, to approximately $6.6 million, compared with approximately $5.6 million for the same period in 2004. This increase is primarily due to manufacturing costs related to the completion of registration activities for zileuton active pharmaceutical ingredient and ZYFLO tablets, as well as ongoing activities associated with preparing registration batches for the controlled-release formulation of zileuton. Ongoing Phase II clinical trials of ZYFLO in moderate to severe inflammatory acne and of CTI-01 in cardiopulmonary bypass patients at risk for severe organ damage also contributed to the increase in R&D costs during the first quarter.

    -- General and administrative (G&A) expenses increased approximately $2.6 million, or 156 percent, to $4.3 million in the first quarter of 2005, compared with $1.7 million for the three months ended March 31, 2004. This increase primarily was attributable to costs related to building the Company's sales and marketing organization to support the planned launch of ZYFLO into the asthma market in the fourth quarter of 2005. In addition, the Company has increased the number of employees performing general and administrative functions since its IPO in May 2004.

    Non-cash stock-based compensation expense totaled $318,000 for the three months ended March 31, 2005, compared with $2.5 million for the three months ended March 31, 2004. Stock-based compensation expense varies each period and is calculated based upon a number of variables, such as the number of underlying securities, the market price of the Company's stock and the vesting period associated with each grant.

    Financial Results for the Three Months Ended March 31, 2005 and December 31, 2004

    Revenue for the three months ended March 31, 2005 increased to approximately $1.4 million, compared with $1.0 for the three months ended December 31, 2004. The $395,000 increase in the first quarter of 2005 was primarily due to the Company's collaboration with MedImmune, as well as the Company's license agreement with Beckman Coulter.
    Total operating expenses for the three months ended March 31, 2005 decreased approximately 13 percent to $10.8 million, compared with $12.5 million for the three months ended December 31, 2004. The decrease in operating expenses was primarily due to the following:

    -- R&D expenses during the first quarter of 2005 decreased $2.3 million, or 26 percent, to approximately $6.6 million, compared with approximately $8.9 million for the three months ended December 31, 2004. This decrease in R&D expenses reflects costs incurred in the fourth quarter of 2004 related to enrolling patients in the Company's ongoing Phase II study of ZYFLO in moderate to severe inflammatory acne and increased manufacturing costs related to the technology transfer and scale-up of production at the Company's third party manufacturers of ZYFLO and the controlled release formulation of zileuton. Most of these costs did not recur in the first quarter of 2005.

    -- G&A expenses increased approximately $695,000, or approximately 20 percent, to $4.3 million in the first quarter of 2005, compared with $3.6 million for the three months ended December 31, 2004. This increase primarily was attributable to continued growth of the Company's sales and marketing organization to support the planned launch of ZYFLO.

    Business Outlook

    "We are on target to launch ZYFLO in the fourth quarter of 2005, subject to FDA approval, and are preparing to build our full sales force in the coming months," said Paul Rubin, M.D, president and chief executive officer of Critical Therapeutics. "In our clinical programs, we have established a series of milestones for the coming quarters. Dosing in our Phase II inflammatory acne study of ZYFLO is nearly complete, and we expect to have top-line results by mid-year."
    The Company is continuing work on the manufacture of a twice-a-day, controlled release (CR) tablet formulation of zileuton. As a result of ongoing efforts to validate the commercial scale manufacture of the zileuton CR tablets and recent new guidance from the FDA relating to data requirements for NDA submissions, the zileuton CR NDA submission date is targeted for the first half of 2006. Any significant variability in product performance or delay in manufacturing could further delay the submission.
    "Momentum continues across our discovery and development pipeline," said Dr. Rubin. "By the end of 2005, enrollment should be completed in our 150-patient Phase II study of CTI-01, with results expected in early 2006. On the preclinical side, studies are underway of an intravenous (IV) formulation of zileuton. We expect to submit an Investigational New Drug (IND) application with the FDA this summer and initiate the first clinical study of zileuton IV in the third quarter of 2005."

    Financial Guidance

    Critical Therapeutics expects net cash expenditures to be between $11 million and $12 million for the second quarter of 2005. For the year ending December 31, 2005, the Company continues to expect net cash expenditures of between $45 million and $50 million, net of cash received from any product sales and payments received under collaboration agreements.

    Conference Call Information

    Critical Therapeutics will hold a conference call for investors to discuss the Company's first quarter 2005 financial results, strategy and upcoming milestones. Investors and other interested parties can access the call as follows:

Date:    Tuesday, May 10, 2005

Time:    5:00 p.m. ET

Dial-in: (800) 289-0730 (domestic)
         (913) 981-5509 (international)

Confirmation code: 9242924

Webcast Information: www.crtx.com

    A live and archived audio webcast of the conference call also will be available on the "Investors" section of the Critical Therapeutics website. From the home page, click on "Investors" and then on "Webcasts & Presentations."

    About Critical Therapeutics

    Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company is developing a sales and marketing infrastructure in connection with its in-licensed product, ZYFLO(R), a tablet formulation of zileuton. Critical Therapeutics also is developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of chronic diseases that frequently lead to hospitalization. For more information, please visit www.crtx.com.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding the progress and timing of our drug development programs and related trials; the timing and success of regulatory approvals and product launches; the efficacy of our drug candidates; our strategy, future operations, financial position, future revenues, projected costs, including our net cash expenditures for 2005, prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; the timing and success of submission, acceptance and approval of our regulatory filings, including, without limitation, the supplemental NDA for ZYFLO(R) tablets, the NDA submission for the controlled-release formulation of zileuton and the IND filing for the IV formulation of zileuton; our heavy dependence on the commercial success of ZYFLO and the controlled-release formulation of zileuton; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for drug candidates and our discoveries. These and other risks are described in greater detail in the "Factors That May Affect Future Results" section of our most recent Annual Report on Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
    In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc. Filmtab(R) is a registered trademark of the Abbott Group of Companies.


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)


                                                  Three Months Ended
                                                        March 31,
                                              ------------------------
in thousands, except share and per share data       2005         2004
----------------------------------------------------------------------

Revenue under collaboration agreements             $1,359        $805
Operating expenses:
  Research and development                          6,574       5,613
  General and administrative                        4,259       1,661
----------------------------------------------------------------------
    Total operating expenses                       10,833       7,274
----------------------------------------------------------------------
Operating loss                                     (9,474)     (6,469)
Other income, net                                     355          84
----------------------------------------------------------------------
Net loss                                           (9,119)     (6,385)
Accretion of dividends and offering costs
 on preferred stock                                    --      (1,160)
----------------------------------------------------------------------
Net loss available to common stockholders         ($9,119)    ($7,545)
----------------------------------------------------------------------

Net loss per share available to common
 stockholders                                      ($0.38)     ($6.85)
----------------------------------------------------------------------
Basic and diluted weighted-average common
 shares outstanding                            23,862,407   1,100,881
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                                March 31, December 31,
in thousands                                      2005        2004
----------------------------------------------------------------------
Assets:
Current assets:
  Cash and cash equivalents                     $10,698     $11,980
  Amount due under collaboration agreements         364          16
  Short-term investments                         56,908      66,849
  Prepaid expenses and other                      1,393       1,851
----------------------------------------------------------------------
    Total current assets                         69,363      80,696
----------------------------------------------------------------------
Fixed assets, net                                 2,572       2,205
Other assets                                        213         213
----------------------------------------------------------------------
Total assets                                    $72,148     $83,114
----------------------------------------------------------------------

Liabilities and Stockholders' Equity (Deficit):
Current liabilities:
  Current portion of long-term debt                $715        $837
  Accounts payable                                2,933       4,218
  Accrued expenses                                2,911       2,741
  Revenue deferred under collaboration
   agreements                                     7,798       8,543
----------------------------------------------------------------------
    Total current liabilities                    14,357      16,339
----------------------------------------------------------------------
Long-term debt, less current portion              1,194       1,367
Stockholders' equity (deficit):
  Common stock                                       24          24
  Additional paid-in capital                    130,201     130,374
  Deferred stock-based compensation              (5,590)     (6,101)
  Accumulated deficit                           (67,646)    (58,527)
  Accumulated other comprehensive loss             (392)       (362)
----------------------------------------------------------------------
    Total stockholders' equity (deficit)         56,597      65,408
----------------------------------------------------------------------
Total liabilities and stockholders' equity
 (deficit)                                      $72,148     $83,114
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                                                   Three Months Ended
                                                         March 31,
                                                    ------------------
in thousands                                           2005     2004
----------------------------------------------------------------------
Cash flows from operating activities:
  Net loss                                           ($9,119) ($6,385)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
     Depreciation and amortization expense               160      395
     Amortization of premiums on short-term
      investments                                        285       60
     Common stock issued in connection with license
      agreement                                           --      485
     Stock-based compensation expense                    318    2,508
     Forgiveness of notes receivable                      --      235
     Changes in assets and liabilities:
       Amount due under collaboration agreement         (348)   1,963
       Prepaid expenses and other                        458     (153)
       Accounts payable                               (1,285)     186
       Accrued license fees and other expenses           170   (4,361)
       Revenue deferred under collaboration
        agreements                                      (745)    (268)
----------------------------------------------------------------------
         Net cash provided by (used in) operating
          activities                                 (10,106)  (5,335)
----------------------------------------------------------------------
Cash flows from investing activities:
    Purchases of fixed assets                           (527)    (684)
    Proceeds from sales and maturities of short-term
     investments                                      19,525       --
    Purchases of short-term investments               (9,899) (36,158)
----------------------------------------------------------------------
        Net cash provided by (used in) investing
         activities                                    9,099  (36,842)
----------------------------------------------------------------------
Cash flows from financing activities:
    Net proceeds from issuance of convertible
     preferred stock                                      --   28,053
    Proceeds from exercise of stock options               20       79
    Repayments of long-term debt                        (295)    (133)
----------------------------------------------------------------------
        Net cash (used in) provided by financing
         activities                                     (275)  27,999
----------------------------------------------------------------------
    Net increase (decrease) in cash and cash
     equivalents                                      (1,282) (14,178)
    Cash and cash equivalents at beginning of period  11,980   40,078
----------------------------------------------------------------------
    Cash and cash equivalents at end of period       $10,698  $25,900
----------------------------------------------------------------------

    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Director, Corporate Communications
             llennox@crtx.com